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                                                                  Exhibit 99.1


INVESTOR CONTACT                                  MEDIA CONTACT
----------------                                  -------------

KEN SGRO                                          MATTHEW COSSOLOTTO
CEOCAST, INC.                                     OVATIONS INTERNATIONAL, INC.
PHONE:  212-732-4300                              PHONE: 914-245-9721
kensgro@ceocast.com                               matthew@ovations.com


AS ANTICIPATED, APPLIED DIGITAL SOLUTIONS RECEIVES NASDAQ LETTER REGARDING COMPANY'S LISTING REQUIREMENTS - WILL FILE FOR HEARING

PALM BEACH, FL - OCTOBER 31, 2003 - APPLIED DIGITAL SOLUTIONS, INC. (NASDAQ:
ADSX), an advanced technology development company, today announced that, as expected and announced last week, the Company has received notification from the NASDAQ Stock Market that it did not meet the $1.00 minimum closing bid price requirement of NASDAQ Marketplace Rule 4310(c)(4). As discussed in the Company's press release dated October 24, 2003, the Company will file a hearing request seeking guidance from the NASDAQ hearing panel. Under NASDAQ rules, the Company's stock will remain listed on the NASDAQ SmallCap Market prior to the hearing panel's determination in the matter. For further information on the status of the Company's NASDAQ listing, please refer to the Company's press release of October 24, 2003.

About Applied Digital Solutions, Inc.
Applied Digital Solutions is an advanced technology development company that focuses on a range of life-enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. Through its Advanced Technology Group, the Company specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. Applied Digital Solutions owns a majority position in Digital Angel Corporation (AMEX: DOC). For more information, visit the Company's website at www.adsx.com.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.